Exhibit (a)(1)(xiv)

SUN AMERICAN BANCORP

OFFER TO PURCHASE FOR CASH

ANY AND ALL SERIES D WARRANTS

AT A PURCHASE PRICE OF $0.25 PER WARRANT

AND

OFFER TO PURCHASE FOR CASH

ANY AND ALL SERIES D UNDERWRITER

WARRANTS AT A PURCHASE PRICE OF $0.11 PER WARRANT

AND

OFFER TO PURCHASE FOR CASH

ANY AND ALL SERIES E WARRANTS

AT A PURCHASE PRICE OF $0.35 PER WARRANT

AND

OFFER TO PURCHASE FOR CASH ANY AND ALL

SERIES E UNERWRITER WARRANTS

AT A PURCHASE PRICE OF $0.35 PER WARRANT

AND

OFFER TO PURCHASE FOR CASH

ANY AND ALL SERIES F WARRANTS

AT A PURCHASE PRICE OF $0.32 PER WARRANT

AND

OFFER TO PURCHASE FOR CASH

ANY AND ALL SERIES F UNDERWRITER WARRANTS

AT A PURCHASE PRICE OF $0.55 PER WARRANT

THE OFFERS AND WITHDRAWAL RIGHTS

EXPIRE AT 5:00 P.M., EASTERN TIME, ON OCTOBER 24, 2007,

UNLESS THE OFFER(S) ARE EXTENDED

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Sun American Bancorp, a Delaware corporation, has appointed us to act as deal manager in connection with its offer to purchase any and all Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants and Series F underwriter warrants, The tender offers will be conducted upon the terms and subject to the conditions set forth in the offer to purchase, dated September 25, 2007, and the related letters of transmittal of Sun American As of August 30, 2007, the following were the number of warrants of each series that were outstanding:

•

4,822,100 Series D warrants;

•

196,808 Series D underwriter warrants;

•

1,323,500 Series E warrants;

•

187,086 Series E underwriter warrants;

•

8,168,714 Series F warrants; and

•

740,587.5 Series F underwriter warrants.

For the Series D warrants, the purchase price will be $0.25 per warrant.  For the Series D underwriter warrant, the purchase price will be $0.11 per underwriter warrant. For the Series E warrants, the purchase price will be $0.35 per warrant.  For the Series E underwriter warrant, the purchase price will be $0.35 per underwriter warrant.  For the Series F warrants, the purchase price will be $0.32 per warrant.  For the Series F underwriter warrants, the purchase price will be $0.55 per underwriter warrant.

Sun American will purchase all warrants properly tendered before the applicable expiration date (as specified in the Offer to Purchase) at the applicable purchase price and not validly withdrawn, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offers.

For your information and for forwarding to your clients for whom you hold warrants registered in your name or in the name of your nominee, we are enclosing the following documents:

1.

Offer to purchase, dated September 25, 2007;

2.

Letter to clients that you may send to your clients for whose accounts you hold warrants registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the tender offer;

3.

Letter of transmittal for Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

4.

Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

5.

Notice of guaranteed delivery for Series D warrants, Series D underwriter warrants, Series E warrants, Series E underwriter warrants, Series F warrants or Series F underwriter warrants to be used to accept the tender offers if the warrant certificates and all other required documents cannot be delivered to the depositary before the applicable expiration date.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFERS, PRORATION PERIODS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON OCTOBER 24, 2007, UNLESS EITHER OR BOTH TENDER OFFERS ARE EXTENDED.

No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of warrants under the tender offers other than fees paid to the deal manager, as described in the offer to purchase. Sun American will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of warrants held by you as a nominee or in a fiduciary capacity. Sun American will pay or cause to be paid any stock transfer taxes applicable to its purchase of warrants, except as otherwise provided in the offer to purchase.

In order to take advantage of the tender offers, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any required signature guarantees and any other required documents, should be sent to the depositary with either a certificate or certificates representing the tendered warrants, all in accordance with the instructions set forth in the offer to purchase and letters of transmittal.

Holders of warrants whose certificate(s) for such warrants are not immediately available, holders who cannot deliver such certificate(s) and all other required documents to the depositary must tender their warrants according to the procedure for guaranteed delivery set forth in the offer to purchase.

Any inquiries you may have with respect to the tender offers should be addressed to the deal manager, Keefe, Bruyette & Woods, Inc., at the address and telephone number set forth on the back cover page of the offer to purchase.

Additional copies of the enclosed material may be obtained from us, by calling: (877) 298-6520.

Very truly yours,

KEEFE, BRUYETTE & WOODS, INC.

ENCLOSURES

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF SUN AMERICAN, THE DEAL MANAGER OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFERS OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.